EXHIBIT 10.9.1

Modification Agreement

             This Modification Agreement dated July 25, 2001 by and between Avant! Corporation, a Delaware corporation with principal offices located at 46871 Bayside Parkway, Fremont, California 94538 (the "Corporation"), and Mr. Gerald C. Hsu (the "Executive").

             WHEREAS, the Executive has been Chairman of the Board, President and Chief Executive Officer of the Corporation since 1994 and, in such capacities, has been instrumental in making the Corporation a leader in the electronic design automation (the "EDA") industry, growing the Corporation from a business with approximately  $1.6 million of revenues and a net loss of approximately $5.0 million in 1993 to approximately $358.1 million of revenues and $52.9 million of net income in 2000, and with a substantial increase in profit margins during such period, all of which has contributed to the creation of substantial stockholder value;

             WHEREAS, Executive currently is party to an Amended and Restated Employment Agreement dated as of August 24, 2000 (the "Employment Agreement") (capitalized terms used herein, which are not expressly defined herein, shall have the meaning given to them in the Employment Agreement);

             WHEREAS, Executive has recently suffered a heart attack and his physicians have recommended that Executive significantly reduce his work responsibilities in order to improve his prospects for a full recovery and avoid further risks to his health;

             WHEREAS, based on these recommendations, Executive has advised the Corporation's Board of Directors that he wishes to become less actively involved in the day-to-day operations of the Corporation and to focus his efforts more on the strategic direction of the Corporation and, in connection therewith, has advised the Board that he wishes to relinquish his positions as President and Chief Executive Officer of the Corporation;

             WHEREAS, the Board acknowledged that, largely through the efforts of the Executive, the Corporation has developed a pool of talented executives who are capable of fulfilling many of the responsibilities he has performed for the Corporation;

             WHEREAS, Executive has agreed, at the Board's request, to remain as Chairman of the Board and assume the position of Chief Strategist of the Corporation, and the Board believes that it will benefit greatly from his continued participation in these roles;

             WHEREAS, in connection with the change in Executive's position with the Corporation and in recognition of Executive's willingness to acknowledge that such change in position will not be deemed a Voluntary Retirement, as defined in the Employment Agreement, that would otherwise trigger certain immediate payments and benefits to Executive, the Executive and the Corporation have agreed to modify in certain respects the terms and conditions on which the Executive will continue to be employed by the Corporation from that currently in the Employment Agreement, and the purpose of this Agreement is to memorialize such modifications.

             NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

             1.          Changes in Position and Responsibilities.

             (a)         Effective as of July 25, 2001, (the "Effective Date") Executive will no longer serve as President and Chief Executive Officer of the Corporation.  He will continue to serve as Chairman of the Board and will assume the position of Chief Strategist and will remain as an employee of the Corporation.  In those capacities, he will be primarily responsible for (i) conducting strategic research and establishing the strategic direction and objectives of the Corporation, (ii) the assessment and management of investments and other financial and corporate transactions, (iii) the continued training of selected senior executives and motivation of employees, (iv) assisting in the maintenance of relationships with certain significant customers, financial contacts, investors and community organizations, (v) assist in the design and implementation, with other members of the Board of Directors and senior executives, of corporate governance procedures, policies and processes, (vi) charity and donation programs (including but not limited to Avant! Foundation and Green Spot Foundation) and (vii) reinforcing the Corporation's culture, attitude, behavior, and style.

             (b)        The Corporation acknowledges and agrees that the Executive will be entitled to devote only such portion of his business time and effort as he, in his sole discretion (which discretion shall be exercised in good faith), deems necessary to perform his duties as Chairman of the Board and Chief Strategist, and that the Executive will have the full freedom and right to pursue any business activity (profit or non-profit) other than business activities in the EDA industry for any person or entity other than the Corporation (or any person or entity designated by the Corporation).

             2.          Modification of Compensation.

             (a)         For the period from the Effective Date through December 31, 2001, the Executive will continue to receive his Minimum Salary (currently payable at the rate of $1,600,000 per year).

             (b)        For the year ended December 31, 2001, the Executive will receive (i) a guaranteed bonus of $1,500,000, which amount has been determined based on (A) the Corporation having revenue and operating income (which are the measures used for determining Executive's bonus in 2001) for the first six months of 2001 that will equal or exceed the respective budgeted amounts for that period, and (B) the amount of the full bonus for 2001 that Executive would have earned (i.e., $3,000,000) had Executive remained as Chief Executive Officer through all of 2001 and the Corporation achieves the budgeted revenue and operating income figures for the full year; and (ii) an additional amount based on the extent to which the Corporation achieves its revenue and operating income targets included in the Corporation's budget for the last six months of 2001, as calculated in accordance with the following sentence.  The amount payable pursuant to (ii) shall be determined by adding the percentages of budgeted revenues and operating income for the last six months of 2001 which are represented by the actual revenues and operating income, respectively, for that period, dividing that sum by 2, and then multiplying that percentage by $750,000.  By way of example, if the actual revenue for the last six months of 2001 is 100% of the budgeted revenue for that period, and operating income for the last six months of 2001 is 90% of budgeted operating income, the bonus for the period will be $712,500 (i.e., 95% times $750,000). The $1,500,000 guaranteed bonus will be paid by no later than August 31, 2001 and the bonus payable in respect of the last six months will be paid by no later than February 28, 2002.

             (c)         Commencing in the year 2002 and continuing in each subsequent year through the end of the Term, the Minimum Salary will be increased as of January 1st of each year by 5% over the Minimum Salary in effect on December 31st of the preceding year.  In addition, during each of those years, Executive will be entitled to a bonus based on the extent to which the Corporation achieves its revenue and operating income targets budgeted for that year, calculated as follows: add the percentages of budgeted revenues and operating income for the year which are represented by the actual revenues and operating income, respectively, for that year, dividing that sum by 2, and then multiplying that percentage by $1,500,000.  The bonus amount for any year shall be paid no later than the 60th day following the end of that year.

             3.          Failure to be Elected, or Removal, as a Director of the Corporation or Chairman of the Board.  The Corporation acknowledges and agrees that if, at any time during the Term, Executive is not reelected as a director of the Corporation or is removed as a director of the Corporation without his consent, or is not reappointed as Chairman of the Board or is removed as Chairman of the Board without his consent, such action will constitute a termination of employment of Executive without Cause under the Employment Agreement, and will entitle him to all the rights and obligations that are granted Executive under the Employment Agreement in the event of a termination of employment without Cause.

             4.          Office Space and Support Staff.  The Corporation will furnish office space and support staff to Executive in connection with Executive's performance of his services as Chairman of the Board and Chief Strategist on terms and conditions to be agreed upon.

             5.          Not a Termination of Employment.  The parties acknowledge and agree that the changes to the Employment Agreement effected hereby will not constitute a Voluntary Retirement on the part of Executive or any other termination of employment within the meaning or usage of such terms in the Employment Agreement.

             6.          Continuing Effect of Employment Agreement.  Except as expressly modified herein, the Employment Agreement will continue in full force and effect from and after the date hereof, and nothing herein shall be construed to modify any rights or obligations of the parties under the Employment Agreement prior to the date hereof.

             IN WITNESS WHEREOF, the parties hereto have executed this Modification Agreement as of the date first above written.

AVANT! CORPORATION

By:	/s/ Dan Taylor	By:	/s/ Toyohiko Muraki

Dan Taylor		Toyohiko Muraki
Compensation Committee		Compensation Committee

/s/ Gerald C. Hsu

Gerald C. Hsu